You're invited to join an exclusive community investing in blue-chip art.

- Invest in multimillion-dollar paintings
- Attractive historical price appreciation
- Buy and sell shares on secondary market
- Receive proceeds when the painting sells

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'The rich have got much richer': why art sale prices are going through the roof
Banksy
Portfolio
$386,687.50
WSJ
Art Is Among the Hottest Markets on Earth

Forbes | CNBC | CNN | The New York Times | WSJ | yahoo! | TC

Track record

Artist	Annualized Net Return
Banksy	32.0%
George Condo	39.3%
Albert Oehlen	36.2%
Cecily Brown	27.3%
Claude Monet	9.2%
Sam Gilliam	33.1%
George Condo	21.5%

Strong appreciation over the last 25+ years

See how Contemporary Art performance compares to other major asset classes.


Contemporary Art
13.8%
S&P 500
10.2%
Real Estate
8.9%
Gold
7.2%
Comparison of Performance
30
25
20
15
10
5
0

Art still performs in high inflationary periods

Contemporary Art has demonstrated strong appreciation in high inflation periods, like right now.


Average appreciation in high inflationary periods
5.5%
3.9%
3.2%
Contemporary Art
S&P 500
Emerging Market Equities
Gold
US Corporate Bonds

Invest in paintings by some of the most popular artists



Banksy

13.96%
Median Artist Appreciation Rate



Jean-Michel Basquiat

18.09%
Median Artist Appreciation Rate



Andy Warhol

10.57%
Median Artist Appreciation Rate



Pablo Picasso

7.62%
Median Artist Appreciation Rate



Kaws

40.29%
Median Artist Appreciation Rate



Keith Haring

13.72%
Median Artist Appreciation Rate



Mark Rothko

13.64%
Median Artist Appreciation Rate



Yayoi Kusama

25.07%
Median Artist Appreciation Rate

Based on public auction sales data for the period from the earliest time such data is available until June 30, 2022.

How It Works

Masterworks is the first platform for buying and selling shares representing an investment in iconic artworks. Build a diversified portfolio of expertly-vetted works curated by our industry-leading research team.

We Find Iconic Artists
We determine which artist markets have the most momentum

We Purchase the Art
We review thousands of examples of paintings and buy less than 5% of what we're offered

We Securitize the Artwork
We file an offering circular with the SEC allowing anyone to invest

Sell Your Shares
You have the option to sell your shares in our secondary market, or wait until the painting sells

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Press Coverage



Masterworks on 'Mad Money' with Jim Cramer



Masterworks raises $110M to sell fractional shares of physical art — not NFTs



Masterworks makes investing in artwork affordable



Where do you put your money in a bear market? Try wine, art and baseball cards



Art is Among the Hottest Markets on Earth



Masterworks: The platform that allows nearly anyone to invest in multimillion-dollar art



Art values are booming as New York auctions make billions of dollars in sales

FAQ

- How does Masterworks choose which paintings to purchase? +
- How are Masterworks single-artwork investments structured? +
- What happens when a painting is sold? +
- How often will new paintings be introduced? +
- How can I learn more about a particular offering? +
- What are the risks of investing in these offerings? +
- Who can help answer my questions? +
- How are my shares taxed? +
- Can I invest if I reside outside of the United States? +

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Masterworks LLC
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support@masterworks.com

MASTERWORKS

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* There is no guarantee of profits and investing includes risk of loss.

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